Exhibit 99.2
TCP ANNOUNCES LEADERSHIP TRANSITION

Board Initiates Search for New CEO

AURORA, Ohio, April 15, 2015 - TCP International Holdings Ltd. (NYSE: TCPI) (“TCP” or “the Company”) today announced that Ellis Yan has decided not to renew his employment agreement as Chief Executive Officer as of the expiration of his contract on June 30, 2015. To help ensure a smooth transition, Mr. Yan will continue to serve as Chairman of the TCP Board of Directors and has agreed to be available, as requested, to consult with the new Chief Executive Officer following that appointment. The Nominating and Governance Committee of the TCP Board has begun a search process to identify the next Chief Executive Officer.

Steven Willensky, an independent member of the TCP Board and Chair of its Nominating and Governance Committee, said, “We appreciate the contributions that Ellis made as the founder of TCP. His guidance and the hard work of our dedicated team have enabled TCP to become a leading global manufacturer and distributor of energy efficient lighting technologies. As Chairman and one of the Company’s largest shareholders, Ellis’s insight and expertise will continue to benefit TCP.”

Mr. Yan said, “I am proud to have led TCP and am confident the TCP management team will continue driving the Company’s growth and success. While this was a difficult decision for me personally, it is the right decision for the Company and its shareholders. TCP has numerous operating and financial strengths, including a leading product portfolio, a cost efficient manufacturing footprint and more than 7,000 talented employees. With this foundation in place, TCP is well positioned to advance to the next generation of leadership. I look forward to continuing to serve the Company as a board member and Chairman.”

Mr. Willensky continued, “Our search for the Company’s next CEO will focus on individuals who have proven records of leadership and operational experience suited to TCP’s business and the continued execution of TCP’s strategic objectives.”

The Company will host a conference call Thursday, April 16, 2015, at 8:00 a.m. Eastern Time to discuss this leadership transition as well as its 2014 fourth quarter and full year financial results, separately announced today.

About TCP

TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products, and is a proud ENERGY STAR® partner of the U.S. Environmental Protection Agency.  TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.

Forward Looking Statements

Certain statements in this release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to the timing and outcome of TCP's executive transition. Actual results may differ materially from those implied by such forward-looking statements, which are made only as of the date of this release, due to, among other reasons, ancillary or unforeseen implications of TCP's executive transition. TCP expressly disclaims any obligation or undertaking to update such forward-looking statements, except as required by law.

Contacts

For Investors:
Brian Catlett
Chief Financial Officer
330-954-7689
ir@tcpi.com

Mike Funari
Sapphire Investor Relations, LLC
415-471-2700
ir@tcpi.com

For Media:
Barrett Golden / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449 / 415-869-3950